Exhibit 99.4

News Release

CONTACT: Trudy P. McConnaughhay

Chief Financial Officer

(337) 272-4452

FOR IMMEDIATE RELEASE

PHI, INC. COMPLETES DEBT OFFERING, COMPLETES INITIAL SETTLEMENT OF ITS TENDER OFFER AND CONSENT SOLICITATION FOR ITS 8.625% SENIOR NOTES DUE 2018, AND CALLS REMAINING NOTES FOR REDEMPTION

LAFAYETTE, LA—March 17, 2014 — PHI, Inc. (“PHI”) (The Nasdaq Global Market: PHII (voting) and PHIIK (non-voting)) announced today that it had completed its previously-announced private offering of $500 million of 5.25% Senior Notes due 2019 (the “2019 Notes”).

PHI also announced that it used a portion of the net proceeds from its sale of the 2019 Notes to concurrently purchase (the “Initial Settlement”) all of the approximately $292.6 million of its $300.0 million aggregate principal amount of 8.625% Senior Notes due 2018 (the “2018 Notes”) that were validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, at the end of March 14, 2014 (the “Early Tender Deadline”) pursuant to its previously-announced tender offer and consent solicitation for the 2018 Notes, which commenced on March 3, 2014. Holders who validly tendered their 2018 Notes prior to the Early Tender Deadline received an early tender payment of $30 per $1,000 principal amount of the 2018 Notes validly tendered and accepted for purchase (the “Early Tender Payment”), in addition to the tender offer consideration of $1,059.32 per $1,000 principal amount of 2018 Notes (the “Tender Offer Consideration”), plus accrued and unpaid interest on those 2018 Notes to but excluding today’s initial settlement date, in accordance with the terms of PHI’s Offer to Purchase and Consent Solicitation Statement dated March 3, 2014 (the “Offer to Purchase”).

Today PHI also executed a supplemental indenture to the indenture governing the 2018 Notes which eliminated most of the restrictive covenants and certain events of default contained in the indenture. The supplemental indenture, which is described in the Offer to Purchase, became operative upon today’s Initial Settlement, and holders of 2018 Notes outstanding following today’s Initial Settlement will be subject to the terms of the supplemental indenture even though they did not consent to the amendments.

The tender offer and the consent solicitation will expire at 12:00 midnight, New York City time, at the end of March 28, 2014, unless extended or earlier terminated by PHI, and the final settlement date is currently expected to be March 31, 2014. Subject to certain conditions, holders who validly tender their 2018 Notes after the Early Tender Deadline but before the expiration of the tender offer will not receive the Early Tender Payment, but will be entitled to receive on the final settlement date the Tender Offer Consideration for 2018 Notes accepted for purchase in accordance with the terms of the Offer to Purchase, together with accrued and unpaid interest on those 2018 Notes to but excluding the final settlement date.

PHI also today called for redemption all of the 2018 Notes that remain outstanding after the completion of the tender offer at a “make-whole” redemption price to be determined in accordance with the terms of the 2018 Notes, plus accrued and unpaid interest to but excluding the redemption date, if any. Redemption of such remaining 2018 Notes is expected to occur on April 16, 2014.

PHI intends to use a portion of the remaining net proceeds from its sale of the 2019 Notes to fund the tender or redemption of the 2018 Notes that remain outstanding following the Initial Settlement. PHI intends to use the remaining net proceeds to repay all outstanding indebtedness under PHI’s revolving credit facility and for other general purposes, including the purchase of aircraft.

This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. PHI is making the tender offer and consent solicitation only by, and pursuant to the terms and conditions of, the Offer to Purchase. The complete terms and conditions of the tender offer and consent solicitation are set forth in the Offer to Purchase and related letter of transmittal, which have been previously furnished to the holders of the 2018 Notes. This press release is not a notice of redemption. For a more complete description of PHI’s proposed redemption of the remaining 2018 Notes, please refer to our notice of redemption furnished under the indenture for the 2018 Notes.

The 2019 Notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement will not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of the 2019 Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas and air medical industries and also provides third-party maintenance services to select customers. PHI Voting Common Stock and Non-Voting Common Stock are traded on The NASDAQ Global Market (symbols PHII and PHIIK).

Forward Looking Statements

This press release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of PHI. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to corporate developments that could preclude, impair or delay the above-described transactions due to restrictions under the federal securities laws; changes in PHI’s cash requirements, financial position, financing plans or investment plans; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of PHI to consummate the above-described transactions on the terms described above or at all; and other risks referenced from time to time in PHI’s filings with the Securities and Exchange Commission. There can be no assurances that the above-described transactions will be consummated on the terms described above or at all. You should be aware that new factors may emerge from time to time and it is not possible for PHI to identify all such factors, nor can PHI predict the impact of each such factor on its plans, or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. PHI undertakes no obligation to update any of its forward-looking statements for any reason.

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